Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37791 and 33-81780) of Cambrex Corporation of our report dated June 19, 2009 relating to the financial statements and supplemental schedule of Cambrex Corporation Savings Plan for the years ended December 31, 2008 and 2007, which appear in this 2008 Annual Report on Form 11-K.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 19, 2009